Exhibit 99.1

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

Contact: Cathy Cooper

(206) 777-8246

Monday, July 21, 2008

FOR IMMEDIATE RELEASE

Washington Federal Announces 3rd Quarter

Earnings of $33,169,000 and an Increase

in Fiscal Year to Date Earnings

SEATTLE – Washington Federal, Inc. (Nasdaq: WFSL), parent company of Washington Federal Savings, today announced earnings of $33,169,000 or $.38 per diluted share for the quarter ended June 30, 2008, compared to $34,265,000 or $.39 per diluted share for the quarter ended June 30, 2007, a 3.2% decrease in earnings. For the nine months ended June 30, 2008 earnings were $101,669,000 or $1.16 per diluted share, compared to $101,132,000 or $1.15 per diluted share for the nine months ended June 30, 2007, a .5% increase in earnings.

The third fiscal quarter produced a return on assets of 1.13%, while return on equity amounted to 9.61%. Nonperforming assets totaled $85.1 million or 0.72% of assets as of June 30, 2008. In response to the continued decline in asset quality caused by the current housing cycle, the Company recorded a provision for loan losses of $13,216,000 for the quarter. Net charge offs amounted to $6,163,000 for the quarter. During the quarter the Company also sold real estate for a gain of $3,164,000. Net interest spread increased from 2.12% at June 30, 2007 to 2.69% at June 30, 2008, contributing to the $14,245,000 increase in net interest income for the same period.

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Washington Federal’s Quarterly Earnings - Page Two

Chief Executive Officer Roy M. Whitehead commented, “The current fiscal year continues to play out much as we forecasted at its beginning. Loan losses in the land and construction portfolio have increased significantly, but have been largely offset by an improved spread between asset yields and funding costs. We expect both trends to continue in the near term. In light of overall concerns about the industry, investors should also know that management has significant excess capital at its disposal to deal aggressively and proactively with asset quality issues. Washington Federal will continue to be one of the strongest financial institutions in the U.S.”

On July 25, 2008, Washington Federal will pay a cash dividend of $.21 per share to common stockholders of record on July 11, 2008. This will be the Company’s 102nd consecutive quarterly cash dividend.

On July 14, 2008, Washington Federal opened a new branch in Redmond, Oregon. The Company expects to open a second branch in Bothell, Washington during its 4th fiscal quarter.

Washington Federal Savings, with headquarters in Seattle, Washington, has 147 offices in eight western states.

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WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(UNAUDITED)

	June 30, 2008	September 30, 2007
	(In thousands, except per share data)
ASSETS
Cash and cash equivalents	$70,071	$61,378
Available-for-sale securities, including mortgage-backed securities of $1,454,404	1,582,663	1,515,688
Held-to-maturity securities, including mortgage-backed securities of $119,392	127,177	138,373
Loans receivable, net	9,425,874	8,188,278
Interest receivable	54,084	49,611
Premises and equipment, net	117,734	74,807
Real estate held for sale	20,902	4,873
FHLB stock	144,841	132,397
Intangible assets, net	222,248	107,245
Other assets	29,653	12,767

	$11,795,247	$10,285,417

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Savings and demand accounts	$7,160,466	$5,979,049
Repurchase agreements with customers	13,536	17,736

	7,174,002	5,996,785
FHLB advances	2,001,146	1,760,979
Other borrowings	1,115,600	1,075,000
Advance payments by borrowers for taxes and insurance	22,028	31,824
Federal and state income taxes	31,670	38,032
Accrued expenses and other liabilities	82,407	64,670

	10,426,853	8,967,290
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 105,056,998 and 104,921,450 shares issued; 87,828,584 and 87,441,750 shares outstanding	105,057	104,921
Paid-in capital	1,259,312	1,254,490
Accumulated other comprehensive income (loss), net of taxes	(17,193)	(13,033)
Treasury stock, at cost; 17,228,414 and 17,479,700 shares	(210,881)	(213,934)
Retained earnings	232,099	185,683

	1,368,394	1,318,127

	$11,795,247	$10,285,417

CONSOLIDATED FINANCIAL HIGHLIGHTS
Stockholders’ equity per share	$15.58	$15.07
Stockholders’ equity to total assets	11.60%	12.82%
Tangible stockholders’ equity to tangible assets	9.90	11.90
Weighted average rates at period end
Loans and mortgage-backed securities	6.35%	6.57%
Investment securities*	4.35	4.61
Combined loans, mortgage-backed securities and investment securities	6.30	6.50
Customer accounts	3.52	4.36
Borrowings	3.83	4.64
Combined cost of customer accounts and borrowings	3.61	4.45
Interest rate spread	2.69	2.05

*	Includes municipal bonds at tax equivalent yields and cash equivalents

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WASHINGTON FEDERAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Quarter Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007
	(In thousands, except per share data)
INTEREST INCOME
Loans	$155,008	$135,458	$446,702	$387,929
Mortgage-backed securities	22,407	18,677	66,187	56,216
Investment securities and cash equivalents	3,066	4,485	11,035	11,952

	180,481	158,620	523,924	456,097

INTEREST EXPENSE
Customer accounts	66,195	63,712	200,240	178,697
FHLB advances and other borrowings	33,622	28,489	104,154	83,399

	99,817	92,201	304,394	262,096

Net interest income	80,664	66,419	219,530	194,001
Provision for loan losses	13,216	1,000	23,716	1,200

Net interest income after provision for loan losses	67,448	65,419	195,814	192,801

OTHER INCOME
Gain on sale of loans	32	—	433	—
Gain on sale of real estate	3,164	—	11,876	—
Other	4,364	5,230	12,579	11,655

	7,560	5,230	24,888	11,655

OTHER EXPENSE
Compensation and fringe benefits	14,127	11,577	38,252	31,991
Occupancy	2,916	2,300	7,992	6,454
Other	6,610	3,340	16,478	8,779

	23,653	17,217	62,722	47,224
Gain (loss) on real estate acquired through foreclosure, net	72	(17)	(182)	139

Income before income taxes	51,427	53,415	157,798	157,371
Income taxes	18,258	19,150	56,129	56,239

NET INCOME	$33,169	$34,265	$101,669	$101,132

PER SHARE DATA
Basic earnings	$.38	$.39	$1.16	$1.16
Diluted earnings	.38	.39	1.16	1.15
Cash dividends	.210	.210	.630	.620

Weighted average number of shares outstanding, including dilutive stock options	87,811,275	87,514,339	87,756,491	87,602,549

PERFORMANCE RATIOS
Return on average assets	1.13%	1.38%	1.22%	1.42%
Return on average stockholders’ equity	9.61%	10.55%	10.01%	10.49%
Net interest margin	2.85%	2.77%	2.71%	2.80%

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